EXHIBIT 99.1

The CATO Corporation

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

                         CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 4Q AND FULL-YEAR EARNINGS

Charlotte, N.C., (March 22, 2018) – The Cato Corporation (NYSE: CATO) today reported earnings for the fourth quarter and year ended February 3, 2018.  For the fourth quarter, the Company reported a net loss of $15.5 million, or a loss of $0.62 per diluted share, compared to a net loss of $12.8 million or a loss of $0.48 per diluted share for the prior fourth quarter ended January 28, 2017.  Full-year fiscal 2017 net income was $8.5 million or $0.34 per diluted share compared to $47.2 million or $1.72 per diluted share for 2016.  For the year, net income decreased 82% and earnings per diluted share decreased 81% from the prior year.

The fourth-quarter and full-year results include a one-time tax expense of $12.3 million or $0.48 per diluted share due to the enactment of the “Tax Cuts and Jobs Act of 2017.” This non-cash expense is comprised of two items.  The first is the deemed repatriation charge related to our foreign operations.  The second is the revaluation of our net deferred tax assets.

Sales for fiscal fourth quarter ended February 3, 2018 were $211.1 million, a decrease of 3% from sales of $218.2 million for the fourth quarter ended January 28, 2017.  For the quarter, same-store sales decreased 8% from last year.  The gap between sales and same-store sales percentages is due to the fourth quarter of 2017 containing fourteen weeks versus thirteen weeks in the fourth quarter of 2016, as the fiscal year ended February 3, 2018 contains 53 weeks versus 52 weeks in the fiscal year ended January 28, 2017. For the year, the Company's sales decreased 11% to $842.0 million from 2016 sales of $947.4 million.  Same-store sales for the year decreased 12% compared to last year.

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"While Cato remains profitable, the retail environment continues to be challenging, particularly in women’s apparel,” said John Cato, Chairman, President and Chief Executive Officer.  “This was compounded by the longer than anticipated time it has taken to adjust our merchandising strategy.  Both merchandise margins and profitability were under pressure during the year as we worked through these issues by refining our merchandise mix and liquidating underperforming inventory.  To help offset the sales decline, we initiated cost reduction initiatives to better align our cost structure.  These actions should also benefit us in the coming year."

Fourth-quarter gross margin increased to 32.9% of sales from 28.8% of sales in 2016 due primarily to significantly improved merchandise margins.  Selling, general and administrative expenses were 36.2% of sales, compared to 38.2% in the prior year.  SG&A costs as a percent of sales were lower primarily due to decreased store impairment charges.  Income tax for the quarter was an expense of $7.7 million compared to a benefit of $9.6 million last year.  The change in tax expense is primarily due to the “Tax Cuts and Jobs Act of 2017” enactment.

For 2017, gross margin decreased to 34.3% of sales from 36.5% of sales in 2016 due to reduced merchandise margins and deleveraging of occupancy costs.  Selling, general and administrative expenses increased to 31.6% of sales compared to 30.6% in the prior year.  The selling, general and administrative expense increase was primarily due to deleveraging of expenses offset by cost savings initiatives and decreased store impairment charges.  Income tax for the year was an expense of $7.4 million compared to an expense of $1.9 million last year.  The change in tax expense is primarily due to the “Tax Cuts and Jobs Act of 2017” enactment offset by lower earnings.

"Cato continues to maintain a strong balance sheet, with approximately $200 million in cash and short-term investments and no debt," Mr. Cato said.  During 2017, the Company returned $72.6 million to shareholders through dividends of $33.7 million and share repurchases of $38.9 million.  The Company maintained its quarterly dividend of $0.33 per share, or $1.32 over the year.  For the fiscal year ended February 3, 2018, the Company opened six stores, relocated two stores and closed 26 stores.  As of February 3, 2018, the Company operated 1,351 stores in 33 states.

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2018 Outlook

"We took corrective actions in 2017 to refine our merchandise and are cautiously optimistic about the effect on 2018 results,’’ Mr. Cato said. “One of our biggest initiatives was to engage select outside vendors to assist our design and buying teams in developing our 2018 merchandise assortment.  We have been increasing the mix of outside vendor product since the beginning of the year and expect to be at our target penetration in the second quarter of this year.  This will help give us the added breadth of assortment to meet our customers’ expectations.

“For the year, the Company is cautiously optimistic about improved sales and net income.  Our focus will be on improving our merchandise and increasing sales through our existing stores and ecommerce."

The Company's estimates for 2018 also reflect the following assumptions:

•          The Company plans no new stores during the year.

•          The Company anticipates closing up to 34 stores by year-end.

•          Capital expenditures are projected to be approximately $7 million for continued investment to enhance and upgrade existing systems.

•          Depreciation is expected to be approximately $16 million for the year.

•       The effective tax rate is expected to be approximately 12%.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED FEBRUARY 3, 2018 AND JANUARY 28, 2017

(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended

	February 3,	%	January 28,	%	February 3,	%	January 28,	%
	2018	Sales	2017	Sales	2018	Sales	2017	Sales

REVENUES
Retail sales	$210,948	100.0%	$218,197	100.0%	$841,997	100.0%	$947,370	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,058	1.0%	2,250	1.0%	7,984	1.0%	9,199	1.0%

Total revenues	213,006	101.0%	220,447	101.0%	849,981	101.0%	956,569	101.0%

GROSS MARGIN (Memo)	69,393	32.9%	62,870	28.8%	288,939	34.3%	345,385	36.5%

COSTS AND EXPENSES, NET
Cost of goods sold	141,555	67.1%	155,327	71.2%	553,058	65.7%	601,985	63.5%
Selling, general and administrative	76,256	36.2%	83,354	38.2%	266,418	31.6%	289,795	30.6%
Depreciation	4,654	2.2%	5,634	2.6%	19,643	2.3%	22,716	2.4%
Interest and other income	(1,639)	-0.8%	(1,448)	-0.7%	(5,111)	-0.6%	(7,041)	-0.7%

Cost and expenses, net	220,826	104.7%	242,867	111.3%	834,008	99.1%	907,455	95.8%

Income Before Income Taxes	(7,820)	-3.7%	(22,420)	-10.3%	15,973	1.9%	49,114	5.2%

Income Tax Expense	7,685	3.6%	(9,611)	-4.4%	7,433	0.9%	1,902	0.2%

Net Income	$(15,505)	-7.4%	$(12,809)	-5.9%	$8,540	1.0%	$47,212	5.0%

Basic Earnings Per Share	$(0.62)		$(0.48)		$0.34		$1.72

Diluted Earnings Per Share	$(0.62)		$(0.48)		$0.34		$1.72

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THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 3,	January 28,
	2018	2017
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$78,047	$47,234
Short-term investments	118,836	201,233
Restricted cash	3,722	3,691
Accounts receivable - net	28,018	30,336
Merchandise inventories	121,535	145,682
Other current assets	22,322	15,632

Total Current Assets	372,480	443,808

Property and equipment – net	109,368	126,386

Noncurrent Deferred Income Taxes	12,570	13,773

Other assets	21,658	22,357

TOTAL	$516,076	$606,324

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$139,081	$171,912

Noncurrent Liabilities	50,642	51,509

Stockholders' Equity	326,353	383,903

TOTAL	$516,076	$606,324

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